Exhibit 99

ALEX N. BLANCO ELECTED TO

PATTERSON COMPANIES’ BOARD OF DIRECTORS

May 1, 2017 (ST. PAUL, Minn.) – Patterson Companies Inc. (Nasdaq: PDCO) today announced that Alex N. Blanco, Executive Vice President and Chief Supply Chain Officer at Ecolab, was elected to the company’s board of directors, increasing the board’s size to nine members. Blanco will serve on the board’s audit committee and will also be on the governance and nominating committee.

“We are proud to welcome Alex to Patterson’s board of directors,” said Scott P. Anderson, Chairman and Chief Executive Officer. “His executive leadership track record combined with his international experience adds a unique perspective to our seasoned and diverse board. Additionally, we look forward to leveraging Alex’s extensive supply chain background to drive operational efficiencies and growth.”

Since January 2013, Blanco has served as Executive Vice President and Chief Supply Chain Officer for Ecolab Inc., a global leader in water, hygiene and energy technologies and services that protect people and vital resources. Prior to Ecolab, he held senior management positions at Procter & Gamble Co. (P&G), ending his tenure there as Vice President Product Supply Global Beauty Sector. In previous roles, Blanco led the supply chain in other key P&G divisions and has held several positions abroad, including regional roles in Europe and Latin America.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	Ann B. Gugino, 651.686.1600 Executive Vice President & CFO

or

John M. Wright, 651.686.1364 Vice President, Investor Relations

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